Prospectus Supplement No. 1 Dated October 20, 2016
(To Prospectus Dated June 2, 2015, As Amended by Preliminary Prospectus Amendment No. 8 Dated June 9, 2016)

KRAIG BIOCRAFT LABORATORIES, INC.

110,000,000 Shares of Class A Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) updates and supplements the prospectus of Kraig Biocraft Laboratories, Inc. (the “Company,” “we,” “us,” or “our”) dated June 2, 2015, as updated and amended by Preliminary Prospectus Amendment No. 8 dated June 9, 2016 (collectively, the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission:

A.
 Our Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 12, 2016.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement.  This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 9 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 20, 2016

Index to Filings

Annex
The Company’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on August 12, 2016	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from_____ to _____

KRAIG BIOCRAFT LABORATORIES, INC.
(Exact Name of Registrant as Specified in Charter)

Wyoming		83-0459707
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2723 South State St. Suite 150 Ann Arbor, Michigan 48104	(734) 619-8066
(Address of Principal Executive Offices)	(Registrant’s Telephone Number)

(Former name and address, if changed since last report)

Copies to:
Hunter Taubman Fischer & Li LLC
1450 Broadway, 26th Floor
New York, NY 10018

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑   No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File  required to be submitted and posted to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☑  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined by Rule 12b-2 of the Exchange Act). Yes ☐   No ☑

As of August 10, 2016, there were 763,510,192 shares of the issuer’s common stock, no par value per share, outstanding, and 2 shares of preferred stock, no par value per share, outstanding.

PART I

ITEM 1. FINANCIAL STATEMENTS

Kraig Biocraft Laboratories, Inc.
Condensed Balance Sheets
(Unaudited)

ASSETS
	June 30, 2016 (Unaudited)	December 31, 2015 (Audited)
Current Assets
Cash	106,912	238,188
Prepaid expenses	2,398	645
Total Current Assets	109,310	238,833

Property and Equipment, net	57,733	66,104

Total Assets	167,043	304,937

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	488,625	469,833
Note Payable - related party	50,000	-
Royalty agreement payable – Related Party	65,292	65,292
Accounts payable and accrued expenses – related party	1,928,529	1,666,748
Total Current Liabilities	2,532,446	2,201,873

Total Liabilities	2,532,446	2,201,873

Commitments and Contingencies

Stockholders' Deficit
Preferred stock Series A, no par value;
2 and 2 shares issued and outstanding, respectively	5,217,800	5,217,800
Common stock Class A, no par value; unlimited shares authorized,
755,299,752 and 708,068,385 shares issued and outstanding, respectively	12,299,211	10,801,942
Common stock Class B, no par value; unlimited shares authorized,
no shares issued and outstanding	-	-
Common Stock Issuable, 1,122,311 and 1,122,311 shares, respectively	22,000	22,000
Additional paid-in capital	1,444,767	2,373,458
Accumulated Deficit	(21,349,181)	(20,312,136)

Total Stockholders' Deficit	(2,365,403)	(1,896,936)

Total Liabilities and Stockholders' Deficit	167,043	304,937

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Condensed Statements of Operations (Unaudited)
for the three and six month periods ended June 30, 2016 and 2015

	For the Three Months Ended		For the Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Revenue	$-	-	$-	-

Operating Expenses
General and Administrative	106,808	643,057	224,675	799,527
Professional Fees	146,235	58,091	290,248	139,421
Officer's Salary	107,810	98,816	213,189	185,392
Research and Development	139,853	143,503	250,534	223,089
Total Operating Expenses	500,706	943,467	978,646	1,347,429

Loss from Operations	(500,706)	(943,467)	(978,646)	(1,347,429)

Other Income/(Expenses)
Gain on forgiveness of debt	5,704	-	5,704	9,679
Loss on disposal of fixed asset	-	(953)	-	(953)
Interest expense	(33,063)	(23,834)	(64,103)	(45,726)
Total Other Income/(Expenses)	(27,359)	(24,787)	(58,399)	(37,000)

Net (Loss) before Provision for Income Taxes	(528,065)	(968,254)	(1,037,045)	(1,384,429)

Provision for Income Taxes	-	-	-	-

Net Loss	$(528,065)	$(968,254)	$(1,037,045)	$(1,384,429)

Net Loss Per Share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of shares outstanding	731,190,422	677,630,696	721,079,852	676,922,818

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Condensed Statements of Stockholders’ Deficit
for the six months ended June 30, 2016 and the year ended December 31, 2015 (Unaudited)

							Common Stock -
	Preferred Stock -		Common Stock -		Common Stock -		Class A Shares
	Series A		Class A		Class B		To be issued
	Shares	Par	Shares	Par	Shares	Par	Shares	Par	Accumulated Deficit	APIC	Total

Balance, December 31, 2015	2	$5,217,800	708,068,385	$10,801,942	-	$-	1,122,311	$22,000	$2,373,458	$(20,312,136)	$(1,896,936)

Stock issued for cash ($0.01/share)	-	-	24,806,767	425,000	-	-	-	-	-	-	425,000

Grant 6,000,000 warrants for services to related party	-	-	-	-	-	-	-	-	101,850	-	101,850

Warrants issued for services - related party									41,432		41,432

Exercise of 23,500,000 warrants in exchange for stock		-	22,412,600	1,071,973				-	-	(1,071,973)	-

Settlement of accounts payable with stock issuance ($0.03/share			12,000	296							296

Net loss for the three months ended June 30, 2016	-	-	-	-	-	-	-	-	-	(1,037,045)	(1,037,045)

Balance, June 30, 2016	2	$5,217,800	755,299,752	$12,299,211	-	$-	1,122,311	$22,000	$1,444,767	$(21,349,181)	$(2,365,403)

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Condensed Statements of Cash Flows (Unaudited)
for the six month periods ended June 30, 2016 and 2015

	For the six months ended June 30,
	2016	2015
Cash Flows From Operating Activities:
Net Loss	$(1,037,045)	$(1,384,429)
Adjustments to reconcile net loss to net cash used in operations
Depreciation expense	8,371	6,931
Gain on forgiveness of debt	5,704	(9,679)
Loss on disposal of fixed asset	-	953
Warrants issued to consultants	-	590,335
Warrants issued to related party	143,282	79,789
Changes in operating assets and liabilities:
(Increase) Decrease in prepaid expenses	(1,753)	-
(Decrease) in accrued expenses and other payables - related party	261,780	178,699
(Decrease) Increase in royalty agreement payable - related party
(Decrease) Increase in accounts payable	24,791	34,471
Net Cash Used In Operating Activities	(606,276)	(502,930)

Cash Flows From Investing Activities:
Purchase of Fixed Assets and Domain Name	-	(39,278)
Net Cash Used In Investing Activities	-	(39,278)

Cash Flows From Financing Activities:
Proceeds from notes payable - related party	50,000	-
Proceeds from issuance of common stock	425,000	150,000
Net Cash Provided by Financing Activities	475,000	150,000

Net Increase (Decrease) in Cash	(131,276)	(392,208)

Cash at Beginning of Period	238,188	495,036

Cash at End of Period	$106,912	$102,828

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Shares issued in connection with cashless warrants exercise	$1,071,973	$171,102
Settlement of accounts payable with stock issuance	$296	$321

See accompanying notes which are an integral part of these unaudited condensed financial statements.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)  Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in The United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information.  Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

It is management's opinion, however that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

Kraig Biocraft Laboratories, Inc. (the "Company") was incorporated under the laws of the State of Wyoming on April 25, 2006. The Company was organized to develop high strength, protein based fiber, using recombinant DNA technology, for commercial applications in the textile and specialty fiber industries.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

(C) Cash

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.  There were no cash equivalents as of June 30, 2016 or December 31, 2015.

(D) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification No. 260, “Earnings per Share.”  During the six month periods ended  June 30, 2016 and 2015, warrants were not included in the computation of income/ (loss) per share because their inclusion is anti-dilutive.

The computation of basic and diluted loss per share during the six months ended June 30, 2016 and 2015 excludes the common stock equivalents of the following potentially dilutive securities because their inclusion would be anti-dilutive:

	June 30, 2016	June 30, 2015

Stock Warrants (Exercise price - $0.001/share)	16,500,000	35,200,000
Convertible Preferred Stock	2	2
Total	16,500,002	35,200,002

(E) Research and Development Costs

The Company expenses all research and development costs as incurred for which there is no alternative future use. These costs also include the expensing of employee compensation and employee stock based compensation.

(F) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective January 1, 2009, the Company adopted guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all federal or state income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. As of June 30, 2016 and December 31, 2015 there were no amounts that had been accrued in respect to uncertain tax positions.

The Company’s federal income tax returns, for the fiscal year ending December 31, 2013, is currently under examination by the Internal Revenue Service (“IRS”); and all returns from fiscal 2009 through today remain subject to examination by the IRS and respective states.

(G) Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

(H) Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

 Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

(I) Business Segments

The Company operates in one segment and therefore segment information is not presented.

 (J) Recent Accounting Pronouncements

In September, 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805) (“ASU 2015-16”). Topic 805 requires that an acquirer retrospectively adjust provisional amounts recognized in a business combination, during the measurement period. To simplify the accounting for adjustments made to provisional amounts, the amendments in the Update require that the acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. In addition an entity is required to present separately on the face of the income statement or disclose in the notes to the financial statements the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for fiscal years beginning December 15, 2015. The adoption of ASU 2015-016 is not expected to have a material effect on the Company’s consolidated financial statements.

In August, 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods with that reporting period.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest–Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”), which changes the presentation of debt issuance costs in financial statements. ASU 2015-03 requires an entity to present such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs will continue to be reported as interest expense. It is effective for annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The new guidance will be applied retrospectively to each prior period presented. The Company is currently in the process of evaluating the impact of adoption of ASU 2015-03 on its balance sheets.

All other newly issued accounting pronouncements but not yet effective have been deemed either immaterial or not applicable.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015
(K) Reclassification

The 2015 financial statements have been reclassified to conform to the 2016 presentation.

(L) Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful life. The Company uses a five year life for automobiles.

In accordance with FASB Accounting Standards Codification No. 360, Property, Plant and Equipment, the Company carries long-lived assets at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flow is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

There were no impairment losses recorded during the six months ended June 30, 2016 and 2015.

(M) Fair Value of Financial Instruments

We hold certain financial assets, which are required to be measured at fair value on a recurring basis in accordance with the Statement of Financial Accounting Standard No. 157, “Fair Value Measurements” (“ASC Topic 820-10”).   ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Level 1 instruments include cash, account receivable, prepaid expenses, inventory and account payable and accrued liabilities. The carrying values are assumed to approximate the fair value due to the short term nature of the instrument.

The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

°
Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.  We believe our carrying value of level 1 instruments approximate their fair value at June 30, 2016 and December 31, 2015.

°
Level 2 - Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

°
Level 3 - Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. We consider depleting assets, asset retirement obligations and net profit interest liability to be Level 3. We determine the fair value of Level 3 assets and liabilities utilizing various inputs, including NYMEX price quotations and contract terms.

	June 30, 2016	December 31, 2015
Level 1	$-	$-
Level 2	-	-
Level 3	-	-
Total	$-	$-

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

NOTE 2   GOING CONCERN

As reflected in the accompanying unaudited financial statements, the Company has a working capital deficiency of $2,423,136 and stockholders’ deficiency of $2,365,403 and used $606,276 of cash in operations for the six months ended June 30, 2016.  This raises substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 3 EQUIPMENT

At June 30, 2016 and December 31, 2015, property and equipment, net, is as follows:

	As of June 30, 2016 (Unaudited)	As of December 31, 2015
Automobile	$41,805	$41,805
Laboratory Equipment	36,822	36,822
Office Equipment	6,466	6,466
Less: Accumulated Depreciation	(27,360)	(18,989)
Total Property and Equipment, net	$57,733	$66,104

Depreciation expense for the six months ended June 30, 2016 and 2015 was $8,371 and $6,931 respectively.

Depreciation expense for the three months ended June 30, 2016 and 2015 was $4,186 and $4,299 respectively.

NOTE 4   ACRRUED INTEREST – RELATED PARTY

On June 6, 2016 the Company received $50,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. The Company recorded accrued interest payable of $99 as of June 30, 2016.

On February 25, 2013 the Company received $150,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand. At December 31, 2013 the loan balance was repaid.  The Company recorded accrued interest payable of $2,001 as of June 30, 2016. The Company recorded accrued interest payable of $2,001 as of December 31, 2015.

NOTE 5    STOCKHOLDERS’ DEFICIT

(A)       Common Stock Issued for Cash

On June 16, 2015, the Company issued 4,675,811 share of common stock for $150,000 ($0.03/share).

On July 9, 2015, the Company issued 3,731,343 share of common stock for $100,000 ($0.026/share).

On August 3, 2015, the Company issued 4,152,824 share of common stock for $100,000 ($0.024/share).

On September 28, 2015, the Company issued 4,166,667 share of common stock for $100,000 ($0.024/share).

On October 19, 2015, the Company issued 3,894,081 shares of common stock for $100,000 ($0.026/share).

On November 16, 2015, the Company issued 4,166,667 shares of common stock for $100,000 ($0.024/share).

On December 21, 2015, the Company issued 5,186,722 shares of common stock for $100,000 ($0.019/share).

On February 16, 2016 the Company issued 5,630,631 share of common stock for $100,000 ($0.018/share).

On March 28, 2016 the Company issued 5,411,255 share of common stock for $100,000 ($0.018/share).

On April 25, 2016 the Company issued 5,952,381 share of common stock for $100,000 ($0.017/share).

On June 28, 2016 the Company issued 7,812,500 share of common stock for $125,000 ($0.016/share).

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

(B) Common Stock Issued for Service

Shares issued for services as mentioned below were valued at the closing price of the stock on the date of grant.

On March 5, 2015, the Company issued 10,000 shares with a fair value of $321 ($0.0321/share) to a consultant as consideration for consulting fees owed from October 1, 2014 through February 28, 2015 of $10,000. The issuance of shares resulted in gain on settlement of accounts payable of $9,679.

On November 9, 2015, the Company issued 14,000 shares with a fair value of $434 ($0.031/share) to a consultant as consideration for consulting fees owed from March 1, 2015 through September 30, 2015 of $14,000. The issuance of shares resulted in gain on settlement of accounts payable of $13,566.

On April 4, 2016, the Company issued 12,000 shares with a fair value of $296 ($0.0247/share) to a consultant as consideration for consulting fees owed from October 1, 2015 through March 31, 2016 of $6,000. The issuance of shares resulted in gain on settlement of accounts payable of $5,704.

(C) Common Stock Warrants

On June 23, 2016, the Company issued 12,867,681 shares in connection with the cashless exercise of the 13,500,000 warrants.

On May 5, 2016, the Company issued 7,627,907 shares in connection with the cashless exercise of the 8,000,000 warrants.

On April 7, 2016, the Company issued 958,506 shares in connection with the cashless exercise of the 1,000,000 warrants.

On April 7, 2016, the Company issued 958,506 shares in connection with the cashless exercise of the 1,000,000 warrants.

On January 21, 2015, the Company issued 2,918,919 shares in connection with the cashless exercise of the 3,000,000 warrants.

On January 23, 2015, the Company issued 3-year warrant for 2,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $72,317, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on February 2, 2016, and for a period expiring on January 19, 2018.
 Grant Date
Expected dividends	0%
Expected volatility	88.13%
Expected term	3 years
Risk free interest rate	1.33%
Expected forfeitures	0%

On May 28, 2015, the Company issued 3-year warrant for 3,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $117,503, based upon the Black-Scholes option-pricing model on the date of grant and vesting on October 28, 2016, and will be exercisable on May 28, 2018, and for a period expiring on May 28, 2022. During the six months ended June 30, 2016 and 2015, the Company recorded $41,432 and $90,335 as an expense for warrants issued to related party.
Grant Date
Expected dividends	0%
Expected volatility	77.49%
Expected term	4 years
Risk free interest rate	1.24%
Expected forfeitures	0%

On June 22, 2015, the Company issued 3-year warrant for 15,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $590,335, based upon the Black-Scholes option-pricing model on the date of grant and were fully vested upon issuance and will be exercisable on December 28, 2015, and for a period expiring on June 22, 2018.
Grant Date
Expected dividends	0%
Expected volatility	78.85%
Expected term	3 years
Risk free interest rate	1.06%
Expected forfeitures	0%

On January 1, 2016, the Company issued 3-year warrant for 6,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $234,086, based upon the Black-Scholes option-pricing model on the date of grant and vesting on February 20, 2017, and will be exercisable on February 20, 2018, and for a period expiring on February 20, 2021. During the six months ended June 30, 2016, the Company recorded $101,850 as an expense for warrants issued to related party.

Grant Date
Expected dividends	0%
Expected volatility	82.95%
Expected term	4 years
Risk free interest rate	1.31%
Expected forfeitures	0%

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

On July 2, 2015, the Company issued 1,176,922 shares in connection with the cashless exercise of the 1,200,000 warrants.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years
Balance, December 31, 2014	18,200,000	$0.001	2.1
Granted	20,000,000
Exercised	(4,200,000)
Cancelled/Forfeited	-
Balance, December 31, 2015	34,000,000	$0.001	1.7
Granted	6,000,000
Exercised	(23,500,000)
Cancelled/Forfeited	-
Balance, June 30, 2016	16,500,000	$0.001	1.5

Intrinsic Value	$657,000

For the six months ended June 30, 2016, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

$0.001	16,500,000	1.5	$657,000

For the year ended December 31, 2015, the following warrants were outstanding:

Exercise Price Warrants Outstanding	Warrants Exercisable	Weighted Average Remaining Contractual Life	A ggregate Intrinsic Value

$0.001	34,000,000	1.7	$842,000

(D)  Amendment to Articles of Incorporation

On February 16, 2009, the Company amended its articles of incorporation to amend the number and class of shares the Company is authorized to issue as follows:

●	Common stock Class A, unlimited number of shares authorized, no par value
●	Common stock Class B, unlimited number of shares authorized, no par value
●	Preferred stock, unlimited number of shares authorized, no par value

Effective December 17, 2013, the Company amended its articles of incorporation to designate a Series A no par value preferred stock.  Two shares of Series A Preferred stock have been authorized.

NOTE 6    COMMITMENTS AND CONTINGENCIES

On March 18, 2010, the Company entered into an addendum to the employment agreement whereby the Company will reimburse the employee and his family for up to $20,000 of out of pocket medical and dental care costs, including prescription costs or co-pays.

On November 10, 2010, the Company entered into an addendum to the employment agreement, effective January 1, 2011 through the December 31, 2015.  The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase.    For the year ending December 31, 2015 the annual salary was $281,027.  The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016 the agreement renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016. (See Note 8).

On October 2, 2014, the Company entered into a letter agreement for an equity line of financing up to $7,500,000 (the “Letter Agreement”) with Calm Seas Capital, LLC (“Calm Seas”).

Under the Letter Agreement, over a 24 month period from the Effective Date we may put to Calm Seas up to an aggregate of $7,500,000 in shares of our Class A common stock for a purchase price equal to 80% of the lowest price of our Class A common stock during the five consecutive trading days immediately following the date we deliver notice to Calm Seas of our election to put shares pursuant to the Letter Agreement.  We may put shares bi-monthly.  The dollar value that will be permitted for each put pursuant to the Letter Agreement will be the lesser of: (A) the product of (i) 200% of the average daily volume in the US market of our Class A common stock for the ten trading days prior to the date we deliver our put notice to Calm Seas multiplied by (ii) the average of the daily closing prices for the ten (10) trading days immediately preceding the date we deliver our put notice to Calm Seas, or (B) $100,000.  We will automatically withdraw our put notice to Calm Seas if the lowest closing bid price used to determine the purchase price of the put shares is not at least equal to seventy-five percent (75%) of the average closing “bid” price for our Class A common stock for the ten (10) trading days prior to the date we deliver our put notice to Calm Seas. Notwithstanding the $100,000 ceiling for each bi-monthly put, as described above, we may at any time request Calm Seas to purchase shares in excess of such ceiling, either as a part of bi-monthly puts or as an additional put(s) during such month.  If Calm Seas, in its sole discretion, accepts such request to purchase additional shares, then we may include the put for additional shares in our monthly put request or submit an additional put for such additional shares in accordance with the procedure set forth above.

 The Letter Agreement will terminate when any of the following events occur:

●	Calm Seas has purchased an aggregate of $7,500,000 of our Class A common stock; or

●	The second anniversary from the Effective Date.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer. Mr. Rice’s employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice will be issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016. For the year ended December 31, 2015, the Company recorded $121,448 for the warrants issued to related party. On January 14, 2016 the Company signed and employment agreement with its COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. For the six months ended June 30, 2016, the Company recorded $143,056 for the warrants issued to related party.

(A)License Agreement

On May 8, 2006, the Company entered into a license agreement.  Pursuant to the terms of the agreement, the Company paid a non-refundable license fee of $10,000. The Company will pay a license maintenance fee of $10,000 on the one year anniversary of this agreement and each year thereafter.  The Company will pay an annual research fee of $13,700 with first payment due January 2007, then on each subsequent anniversary of the effective date commencing May 4, 2007.  The annual research fees are accrued by the Company for future payment. Pursuant to the terms of the agreement the Company may be required to pay additional fees aggregating up to a maximum of $10,000 a year for patent maintenance and prosecution relating to the licensed intellectual property.

On October 28, 2011, the Company entered into a license agreement with the University of Notre Dame. Under the agreement, the Company received exclusive and non-exclusive rights to certain spider silk technologies including commercial rights with the right to sublicense such intellectual property. In consideration of the licenses granted under the agreement, the Company agreed to issue to the University of Notre Dame 2,200,000 shares of its common stock and to pay a royalty of 2% of net sales.  On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016. In February of 2016 this agreement was extended to July 31, 2016.  Under the agreement the Company will provide approximately $534,000 in financial support. The license agreement has a term of 20 years which can be extended on an annual basis after that. It can be terminated by the University of Notre Dame if the Company defaults on its obligations under the agreement and fails to cure such default within 90 days of a written notice by the university. The Company can terminate the agreement upon a 90 day written notice subject to payment of a termination fee of $5,000 if the termination takes place within 2 years after its effectiveness, $10,000 if the termination takes place within 4 years after its effectiveness and $20,000 if the Agreement is terminated after 4 years. The Company is currently working with the University of Notre Dame to extend this contract, but no final agreement has been signed as of the date of this report.

(B)Royalty and Research Agreements

On May 1, 2008 the Company entered into a five year consulting agreement for research and development. Pursuant to the terms of the agreement, the Company will be required to pay $1,000 per month, or at the Company’s option, the consulting fee may be paid in the form of Company common stock based upon the greater of $0.05 per share or the average of the closing price of the Company’s shares over the five days preceding such stock issuance.  As of June 30, 2011, the Company had accrued $17,000 of accounts payable for the services provided of which was paid in common stock on July 1, 2009.  As of June 30, 2011 the Company issued 280,000 shares of common stock in exchange for $14,000 of accounts payable for the services performed.  On March 19, 2014, the Company entered into a five year consulting agreement for general advisor and consulting services.  As consideration for the services performed, the Company agrees to pay the consultant a fee of $1,000 per month.  At the Company’s option, said consulting fee may be paid to the consultant in the form of Company stock based upon the greater of $0.50/share or the average of the closing price of the Company’s common stock over the five days preceding such stock issuance.  On March 28, 2014, the Company issued 44,000 shares of common stock as consideration for consulting fees owed from June 1, 2012 through March 31, 2014. On October 9, 2014 the Company issued 12,000 shares with a fair value of $484 ($0.0403/share) to a consultant as consideration for consulting fees owed from April 1, 2014 through September 30, 2014 of $12,000.  The issuance of shares resulted in gain on settlement of accounts payable of $11,516. The consultant also received a bonus of 4,000 shares with a fair value of $161 ($0.0403/share).

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with FASB Accounting Standards Codification No 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in accrued expenses- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to December 31, 2008.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  The due date was extended to March 31, 2011.  On September 8, 2009, a payment of $15,000 was paid to the officer. An additional payment of $10,000 was made on October 19, 2009 and December 1, 2009, respectfully.  Additionally, the accrued expenses are accruing 7% interest per year. On January 15, 2010 an additional payment of $10,000 was made.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the quarter ending September 30, 2012 an additional payment of $1,000 was made.  During the year ended December 31, 2013, an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of June 30, 2016 and December 31, 2015 the outstanding balance is $65,292. As of June 30, 2016 the Company recorded interest expense and related accrued interest payable of $980.

On June 6, 2012 the Company entered into a consulting agreement for intellectual property and collaborative research and development with an American university.  The agreement covers ongoing research and development work performed by the university at the Company’s behest and with the Company’s assistance. On March 4, 2015, the Company entered into a new Intellectual Property / Collaborative Research Agreement with Notre Dame extending the duration of the agreement through March 2016. Pursuant to the terms of the agreement the Company will be required to pay approximately $534,000 for research and development over the two year period. For the six months ended June 30, 2016 and 2015, respectively, the company recorded $250,534 and $223,089 in research and development fees. On September 20, 2015 this agreement was amended to increase the total funding by approximately $179,000. In February 2016 this agreement was extended to July 31, 2016.

On December 30, 2015, the Company entered into a cooperative agreement for the research and pilot production of hybrid silkworms in Vietnam.  Under this agreement the Company will establish a subsidiary in Vietnam where it will develop and produce hybrid silkworms. As of June 30, 2016, the subsidiary was not yet established and no work has been performed in Vietnam for the six months ended June 30, 2016. The Company delayed the announcement of this agreement until late in February, 2016. This additional time was used to confirm this agreement with higher level authorities and outside review.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

(C) Consulting Agreement

On July 9, 2013, the Company entered into an agreement with a consultant to provide investor relations services in exchange for a warrant for 10,000,000 common shares at $.001 with a cashless provision and a five year term.

On September 30, 2013 the Company entered into a Collaborative Yarn and Textile Development Agreement with a technical textile manufacturing company.  Pursuant to the terms of that agreement the Company has agreed to supply the technical textile manufacturing company with sample quantities of the Company’s recombinant spider silk for the purpose of developing and testing new textiles which are made from, or which incorporate recombinant spider silk.  The agreement provides that the two companies will jointly share, on an equal basis, any intellectual property, including any utility patents, which are developed as a result of this collaboration.  Such intellectual property potentially includes utility patents on textile designs.  The Company has agreed that it will pay half of the cost associated with the filing and prosecution of utility patents relating to intellectual property which is developed through its collaboration with the technical textile manufacturing company.

On October 15, 2013 the Company entered into an intellectual property agreement with a scientific researcher relating to the development of new recombinant silk fibers.  Under the terms of that agreement the scientific researcher will transfer to the Company his rights to intellectual property, inventions and trade secrets which the researcher develops relating to recombinant silk.  The researcher will receive 8,000,000 warrants of the Company’s stock, exercisable 24 months from the date of the agreement.  The researcher will also receive additional warrants when and if the researcher develops advanced recombinant silk fibers for the Company’s use.  Under the terms of the agreement the researcher will receive 10,000,000 warrants in the event that he develops a new recombinant silk fiber with certain performance characteristics, and another 10,000,000 warrants if he develops a second recombinant silk fiber with certain characteristics.  If the consultant performs the contract in good faith the consultant will be entitled to an additional 8,000 warrants.  The warrants described in this note all contain a cashless exercise provision and are exercisable on the 24 month anniversary of the date on which they were issuable under the agreement.

On February 17, 2014, the Company entered into two consulting agreements with two consultants for independent technical expertise to further the Company’s business plans and scientific research and development.  As consideration for the services performed, the Company agrees to issue the following to each of the consultants:

●
Within 30 days of the date of this agreement, a warrant for six hundred thousand shares of the Company’s common stock to be exercisable on the 14 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for one million shares of the Company’s common stock to be exercisable on the 20 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Within 30 days of the date of this agreement, a warrant for two million shares of the Company’s common stock to be exercisable on the 32 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
Based on the consultants reaching two sets of benchmarks, two separate warrants for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

●
On the three year anniversary, assuming the consultant acted in good faith and the Company’s board of directors approval, a warrant for one million five hundred thousand shares of the Company’s common stock to be exercisable on the 28 month anniversary of this agreement for a period of 12 months with a cashless exercise provision.

On June 22, 2015 the Company entered into an agreement with a consultant to provide investor relations services.  The agreement commenced on June 22, 2015 and ended on December 16, 2015.   As consideration for the services performed, the Company agrees to issue a warrant for 15,000,000 shares of common stock $0.001 with a cashless exercise provision and a three year term. On June 22, 2015, the company issued a warrant for 15,000,000 shares of common stock with a fair value of $590,335 (See Note 6(C)).

On November 11, 2015 the Company entered into an agreement with a consultant to provide advisory services. As consideration for the services performed, the Company agreed to pay the consultant $10,000.

On January 23, 2016, the Company entered into an agreement with a consultant to provide investor relations services. The agreement commenced on January 23, 2016 and will continue for four months. As consideration for the services performed, the Company agrees to pay $100,000 broken up into $25,000 dollar monthly payments. During the course of that contract additional services were rendered totaling $31,000.  During the six months ended June 30, 2016 the Company paid $131,000.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

(D) Operating Lease Agreement

On April 1, 2012 the Company executed a one-year non-cancelable operating lease for its Laboratory space. The lease was subsequently extended through March 31, 2014. On February 25, 2015, the Company renewed its lease of a Laboratory. The lease is on a month to month basis at an annual rate of $13,200.  On June 30, 2015 the Company cancelled its lease of this laboratory.

We rented office space at 120 N. Washington Square, Suite 805, Lansing, Michigan 48950, which was our principal place of business. Our lease was on a month to month basis. We paid an annual rent of $600 for conference facilities, mail, fax, and reception services located at our principal place of business.  On September 1, 2015 the Company ended the lease of this office.

Starting in February of 2015, we rent additional office space in East Lansing, Michigan.  In July 2015, the Company signed a new lease for its East Lansing, Michigan office space.  The Company pays an annual rent of $4,742 for office space, conference facilities, mail, fax, and reception services.

Starting in September of 2015, we rent office space at 2723 South State Street, Suite 150, Ann Arbor, Michigan 48104, which is our principal place of business. We pay an annual rent of $2,028 for conference facilities, mail, fax, and reception services located at our principal place of business.

On February 1, 2016 the Company signed a six (6) month lease extension for its East Lansing office. The Company pays an annual rent of $4,893 for office space, conference facilities, mail, fax, and reception services.

On June 29, 2016 the Company signed a twelve (12) month lease for new office space in Vietnam. The Company pays an annual rent of $2,329 for office space and reception services.

Rent expense for the six months ended June 30, 2016 and 2015 was $3,843 and $9,441, respectively.

NOTE 7    RELATED PARTY TRANSACTIONS

On December 26, 2006, the Company entered into an addendum to the intellectual property transfer agreement with an officer.  In consideration of the Company issuing either 200,000 preferred shares with the following preferences; no dividends and voting rights equal to 100 common shares per share of preferred stock or the payment of $120,000, the officer agreed to terminate the royalty payments due under the agreement and give title to the exclusive license for the non-protective apparel use of the intellectual property to the Company.  On the date of the agreement, the Company did not have any preferred stock authorized with the required preferences.  In accordance with In accordance with FASB Accounting Standards Codification No. 480, Distinguishing Liabilities from Equity, the Company determined that the present value of the payment of $120,000 that was due on December 26, 2007, the one year anniversary of the addendum, should be recorded as an accrued expense until such time as the Company has the ability to assert that it has preferred shares authorized.  As of March 31, 2010, the Company has recorded $120,000 in royalty agreement payable- related party.  On December 21, 2007 the officer extended the due date to July 30, 2008.  On May 30, 2008 the officer extended the due date to March 31, 2009.  On October 10, 2008, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer. On March 30, 2010, the officer extended the due date to the earlier of (a) March 30, 2010 or (b) upon demand by the officer.  On September 8, 2009, a payment of $15,000 was paid to the officer. On October 19, 2009 and December 1, 2009, $10,000 was paid to the officer respectfully.  An additional payment of $10,000 was made on January 15, 2010.  During the quarter ending September 30, 2010 an additional payment of $8,000 was made. During the year ended December 31, 2012 an additional payment of $1,000 was made. During the year ended December 31, 2013 an additional payment of $1,280 was made.  During the year ended December 31, 2014, an additional loan of $572 was made.  As of June 30, 2016 the outstanding balance is $65,292.  Additionally, the accrued expenses are accruing 7% interest per year.  As of June 30, 2016 the Company recorded interest expense and related accrued interest payable of $979.

On November 10, 2010, the Company entered into an addendum to the employment agreement, with its CEO, effective January 1, 2011 through the March 31, 2016. The term of the agreement is a five year period at an annual salary of $210,000.  There is a 6% annual increase. The employee is also to receive a 20% bonus based on the annual based salary.  Any stock, stock options bonuses have to be approved by the board of directors. On January 1, 2016 the agreement renewed with the same terms for another 5 years with an annual salary of $297,889 for the year ended December 31, 2016.

On January 23, 2015, the board of directors appointed Mr. Jonathan R. Rice as its Chief Operating Officer. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $120,000, which includes salary, health insurance, 401K retirement plan contributions, etc. The Company also agreed to reimburse Mr. Rice for his past educational expenses of approximately $11,000. In addition, Mr. Rice was issued a three-year warrant to purchase 2,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. Additionally, on May 28, 2015, the Company issued a three-year warrant to purchase 3,000,000 shares of common stock of the Company at an exercise price of $0.001 per share. The warrant fully vests on October 28, 2016. On January 14, 2016 the Company signed and employment agreement with its COO. The employment agreement has a term of one year and can be terminated by either the Company or Mr. Rice at any time. Under the employment agreement, Mr. Rice is entitled to an annual cash compensation of $140,000, which includes salary, health insurance, 401K retirement plan contributions, etc. In addition, Mr. Rice will be issued a three-year warrant to purchase 6,000,000 shares of common stock of the Company at an exercise price of $0.001 per share pursuant to the employment agreement. For the six months ended June 30, 2016, the Company recorded $143,282 for the warrants issued to related party.

Kraig Biocraft Laboratories, Inc.
Notes to Condensed Financial Statements (Unaudited)
As of June 30, 2016 and 2015

On June 6, 2016 the Company received $50,000 from a principal stockholder.  Pursuant to the terms of the loan, the advance bears interest at 3%, is unsecured and due on demand.

As of June 30, 2016 and December 31, 2015, there was $241,748 and $148,019, respectively, included in accounts payable and accrued expenses - related party, which is owed to the Company’s Chief Executive Officer.

As of June 30, 2016 there was $489,079 of accrued interest- related party and $13,796 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which is owed to the Company’s Chief Executive officer.

As of December 31, 2015, there was $426,054 of accrued interest- related party and $12,718 in shareholder loan interest – related party included in accounts payable and accrued expenses – related party, which his owed to the Company’s Chief Executive officer.

As of June 30, 2016, the Company owes $1,243,642 in accrued salary to principal stockholder, $5,490 to the Company’s COO, and $609 to its intern.

As of December 31, 2015, the Company owes $1,094,153 in accrued salary to principal stockholder and $1,748 to the Company’s COO.

On May 28, 2015, the Company issued 3-year warrant for 3,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $117,503, based upon the Black-Scholes option-pricing model on the date of grant and vesting on October 28, 2016, and will be exercisable on May 28, 2018, and for a period expiring on May 28, 2022. During the six months ended of June 30, 2015 and 2016, the Company recorded $41,432 and $90,335 as an expense for warrants issued to related party.

On January 1, 2016, the Company issued 3-year warrant for 6,000,000 shares to a related party, with an exercise price of $0.001 per share. The warrants were granted for services to be rendered. The warrants had a fair value of $234,086, based upon the Black-Scholes option-pricing model on the date of grant and vesting on February 20, 2017, and will be exercisable on February 20, 2018, and for a period expiring on February 20, 2021. During the six months ended June 30, 2016, the Company recorded $101,850 as an expense for warrants issued to related party.

NOTE 8    SUBSEQUENT EVENTS

 In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through August 10, 2016, the date the financial statements were available to be issued.

On July 19, 2016 the Company signed a month to month lease for a production facility in Indiana. The Company pays a monthly rent of $670 for office space light industrial manufacturing space.

On July 26, 2016 the company issued, the Company issued 3-year warrant for 10,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services rendered.

On July 26, 2016 the company issued, the Company issued 3-year warrant for 8,000,000 shares to a consultant, with an exercise price of $0.001 per share. The warrants were granted for services rendered.

On July 26, 2016 the Company issued 6,028,939 shares of common stock for $150,000 ($0.025/share).

On August 4, 2016 the Company issued a bonus of $20,000 payable to the COO if he remains employed with the Company through March 31, 2018.

On August 8, 2016 the Company issued 2,181,501 shares of common stock for $100,000 ($0.046/share).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING INFORMATION

The following information should be read in conjunction with Kraig Biocraft Laboratories, Inc. and its subsidiaries ("we", "us", "our", or the “Company”) condensed unaudited financial statements and the notes thereto contained elsewhere in this report. Information in this Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Form 10-Q that does not consist of historical facts, are "forward-looking statements."  Statements accompanied or qualified by, or containing words such as "may," "will," "should," "believes," "expects," "intends," "plans," "projects," "estimates," "predicts," "potential," "outlook," "forecast," "anticipates," "presume," and "assume" constitute forward-looking statements, and as such, are not a guarantee of future performance.

Forward-looking statements are subject to risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in the “Risk Factors” and detailed in our other Securities and Exchange Commission (“SEC”) filings. Risks and uncertainties can include, among others, international, national and local general economic and market conditions: demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to obtain sufficient financing to continue and expand business operations; the ability to develop technology and products; changes in technology and the development of technology and intellectual property by competitors; the ability to protect technology and develop intellectual property; and other factors referenced in this and previous filings. Consequently, investors should not place undue reliance on forward-looking statements as predictive of future results.

Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this report or incorporated by reference might not transpire. Factors that cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described elsewhere in this report and in the “Risk Factors” section of our registration statement on Form S-1.

The Company disclaims any obligation to update the forward-looking statements in this report.

Overview

Kraig Biocraft Laboratories, Inc. is a corporation organized under the laws of Wyoming on April 25, 2006. We were organized to develop high strength fibers using recombinant DNA technology, for commercial applications in both the specialty fiber and technical textile industries. Specialty fibers are engineered for specific uses that require exceptional strength, flexibility, heat resistance and/or chemical resistance. The specialty fiber market is exemplified by two synthetic fiber products: aramid fibers and ultra-high molecular weight polyethylene fiber. The technical textile industry involves products for both industrial and consumer products, such as filtration fabrics, medical textiles (e.g., sutures and artificial ligaments), safety and protective clothing and fabrics used in military and aerospace applications (e.g., high-strength composite materials).

We are using genetic engineering technologies to develop fibers with greater strength, resiliency and flexibility for use in our target markets, namely the textile, specialty fiber and technical textile industries.

The Report of Independent Registered Public Accounting Firm to our financial statements as of December 31, 2015 include an explanatory paragraph stating that our net loss from operations and net capital deficiency at December 31, 2015 raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plan of Operations

During the next twelve months, we expect to take the following steps in connection with the further development of our business and the implementation of our plan of operations:

●
We have spent approximately $180,646 between January 2016 and June 2016 on collaborative research and development of high strength polymers at the University of Notre Dame. We expect to spend approximately $35,000 in July 2016 on collaborative research and development of high strength polymers at the University of Notre Dame. With this funding we plan to accelerate both our microbiology and selective breeding programs as well as providing more resources for our material testing protocols.  If our financing allows, management will give strong consideration to accelerating the pace of spending on research and development within the University of Notre Dame’s laboratories.

●
We expect to spend approximately $13,700 on collaborative research and development of high strength polymers and spider silk protein at the University of Wyoming over the next twelve months. This level of research spending at the university is also a requirement of our licensing agreement with the university. If our financing will allow, management will give strong consideration to accelerating the pace of spending on research and development within the University of Wyoming’s laboratories.

●
We will actively consider pursuing collaborative research opportunities with other university laboratories in the area of high strength polymers. If our financing allows, management will give strong consideration to increasing the depth of our research to include polymer production technologies that are closely related to our core research.

●
We will consider buying an established revenue producing company in a compatible business, in order to broaden our financial base and facilitate the commercialization of our products. We expect to use a combination of stock and cash for any such purchase.

●
We will also actively consider pursuing collaborative research opportunities with both private and university laboratories in areas of research which overlap the company’s existing research and development. One such potential area for collaborative research which the company is considering is protein expression platforms. If our financing allows, management will give strong consideration to increasing the breadth of our research to include protein expression platform technologies.

●	We plan to actively pursue collaborative research and product testing, opportunities with companies in the biotechnology, materials, textile and other industries.

●
We plan to actively pursue collaborative commercialization, marketing and manufacturing opportunities with companies in the textile and material sectors for the fibers we developed and for any new polymers that we create in 2016.

●	We plan to actively pursue the development of commercial scale production of our recombinant materials including Monster Silk® and Dragon SilkTM

We have not previously demonstrated that we will be able to expand our business through an increased investment in our research and development efforts. We cannot guarantee that the research and development efforts described in this filing will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources, risks inherent in the research and development process and possible rejection of our products in development.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

Three months ended June 30, 2016 compared to the Three Months Ended June 30, 2015

Our revenue, operating expenses, and net loss from operations for the three month period ended June 30, 2016 as compared to the three month period ended June 30, 2015, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Three Months Ended			% Change
	June 30			Increase
	2016	2015	Change	(Decrease)
NET REVENUES	$-	$-	-
OPERATING EXPENSES:
General and Administrative	106,808	643,057	(536,249)	(83.39%)
Professional Fees	146,235	58,091	88,145	151.74%
Officer's Salary	107,810	98,816	8,993	9.10%
Research and Development	139,853	143,503	(3,650)	(2.54%)
Total operating expenses	500,706	943,467	(442,761)	(46.93%)
Loss from operations	(500,706)	(943,467)	(442,761)	(46.93%)
Gain on forgiveness of debt	5,704	-	5,704	100%
Gain on disposal of fixed asset	-	(953)	953	100%
Interest expense	(33,062)	(23,834)	(9,228)	38.72%
Net Loss	$(528,064)	(968,254)	(440,190)	(45.46%)

Net Revenues:  During the three months ended June 30, 2016, we realized $0 of revenues from our business. During the three months ended June 30, 2015, we realized $0 of revenues from our business. The change in revenues between the quarter ended June 30, 2016 and 2015 was $0 or 0%.

Cost of Revenues:  Costs of revenues for the three months ended June 30, 2016 were $0, as compared to $0 for the three months ended June 30, 2015, a change of $0 or 0%.

Gross Profit: During the three months ended June 30, 2016, we realized a gross profit of $0, as compared to $0 for the three months ended June 30, 2015, a change of $0 or 0%.

Research and development expenses:  During the three months ended June 30, 2016 we incurred $139,853 research and development expenses. During the three months ended June 30, 2015 we incurred $143,503 of research and development expenses, a decrease of $3,650 or (2.54%) compared with the same period in 2016. The research and development expenses are attributable to the research and development with the Notre Dame University; this increase was due to the timing of research related activity and related charges and the hiring of an additional lab team member.

Professional Fees:  During the three months ended June 30, 2016, we incurred $146,235 professional expenses, which increased by $88,144 or 151.74% from $58,091 for the three months ended June 30, 2015. The increase in professional fees expense was attributable to increased expenses related to intellectual property protection of the research and development activities during the three months ended June 30. 2016.

Officers Salary:  During the three months ended June 30, 2016, officers’ salary expenses increased to $107,810 or 9.10% from $98,816 for the three months ended June 30, 2015. The increase in officer’s salary expenses was attributable to the hiring of a Chief Operations Officer in late January of 2015.

General and Administrative Expense: General and administrative expenses decreased by $536,249 or 83.39% to $106,808 for the three months ended June 30, 2016 from $643,057 for the three months ended June 30, 2015. Our general and administrative expenses for the three months ended June 30, 2016 consisted of consulting fees of $3,576 and other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation) of $99,684, Travel of $90 and office salary of $3,458, for a total of $106,808. Our general and administrative expenses for the three months ended June 30, 2015 consisted of consulting fees of $6,000, and other general and administrative expenses (which includes expenses such as: Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation of $635,080, Travel of $1,977 for a total of $643,057. The primary reason for the increase in comparing the three months ended June 30, 2016 to the corresponding period for 2015 was mainly due to general business expenses.

Interest Expense:  Interest expense increased by $9,229 to $33,063 for the three month period ended June 30, 2016 from $23,834 for the three month period ended June 30, 2015. The increase was primarily due to interest on the loans.

Net Loss:  Net loss decreased by $440,189, or 45.46%, to a net loss of $528,065 for the three month period ended June 30, 2016 from a net loss of $968,254 for the three month period ended June 30, 2015. This increase in net loss was driven primarily by increases in research and development and professional fees.

Six months ended June 30, 2016 compared to the Six Months Ended June 30, 2015

Our revenue, operating expenses, and net loss from operations for the six month period ended June 30, 2016 as compared to the six month period ended June 30, 2015, were as follows – some balances on the prior period’s combined financial statements have been reclassified to conform to the current period presentation:

	Six Months Ended			% Change
	June 30			Increase
	2016	2015	Change	(Decrease)
NET REVENUES	$-	$-	-
OPERATING EXPENSES:
General and Administrative	224,675	799,527	(574,852)	(71.89%)
Professional Fees	290,248	139,421	150,827	108.18%
Officer's Salary	213,189	185,392	27,797	14.99%
Research and Development	250,534	223,089	27,445	12.30%
Total operating expenses	978,646	1,347,431	(368,785)	(27.37%)
Loss from operations	(978,646)	(1,347,431)	(368,785)	(27.37%)
Gain on forgiveness of debt	5,704	9,679	(3,975)	(41.07%)
Loss on disposal of fixed asset	-	(953)	(953)	100%
Interest expense	(64,103)	(45,726)	(18,377)	40.19%
Net Loss	$(1,037,045)	(1,384,429)	347,384	( 25.09%)

Net Revenues:  During the three months ended June 30, 2016, we realized $0 of revenues from our business. During the six months ended June 30, 2015, we realized $0 of revenues from our business. The change in revenues between the quarter ended June 30, 2016 and 2015 was $0 or 0%.

Cost of Revenues:  Costs of revenues for the six months ended June 30, 2016 were $0, as compared to $0 for the six months ended June 30, 2015, a change of $0 or 0%.

Gross Profit: During the six months ended June 30, 2016, we realized a gross profit of $0, as compared to $0 for the six months ended June 30, 2015, a change of $0 or 0%.

Research and development expenses:  During the six months ended June 30, 2016 we incurred $250,534 research and development expenses. During the six months ended June 30, 2015 we incurred $223,089 of research and development expenses, an increase of $27,445 or 12.30% compared with the same period in 2016. The research and development expenses are attributable to the research and development with the Notre Dame University; this increase was due to the timing of research related activity and related charges and the hiring of an additional lab team member.

Professional Fees:  During the six months ended June 30, 2016, we incurred $290,248 professional expenses, which increased by $150,827 or 108.18% from $139,421 for the six months ended June 30, 2015. The increase in professional fees expense was attributable to increased expenses related to intellectual property protection of the research and development activities during the six months ended June 30. 2016.

Officers Salary:  During the six months ended June 30, 2016, officers’ salary expenses increased to $213,189 or 14.99% from $185,392 for the six months ended June 30, 2015. The increase in officer’s salary expenses was attributable to the hiring of a Chief Operations Officer in late January of 2015.

General and Administrative Expense: General and administrative expenses decreased by $574,852 or 71.89% to $224,675 for the six months ended June 30, 2016 from $799,529 for the six months ended June 30, 2015. Our general and administrative expenses for the six months ended June 30, 2016 consisted of consulting fees of $6,576 and other general and administrative expenses (which includes expenses such as Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation) of $214,472, Travel of $169, office salary of $3,458 for a total of $224,675. Our general and administrative expenses for the six months ended June 30, 2015 consisted of salaries and benefits of $3,570, consulting fees of $12,000, and other general and administrative expenses (which includes expenses such as: Auto, Business Development, SEC Filing, Investor Relations, General Office, warrant Compensation of $767,764, and travel of $16,195 for a total of $799,529. The primary reason for the decrease in comparing the six months ended June 30, 2016 to the corresponding period for 2015 was mainly due to general business expenses.

Interest Expense:  Interest expense increased by $18,377 to $64,103 for the six month period ended June 30, 2016 from $45,726 for the six month period ended June 30, 2015. The increase was primarily due to interest on the loans.

Net Loss:  Net loss decreased by $347,384, or 25.09%, to a net loss of $1,037,045 for the six month period ended June 30, 2016 from a net loss of $1,384,429 for the six month period ended June 30, 2015. This increase in net loss was driven primarily by increases in research and development and professional fees.

Liquidity, Capital Resources, and Management Plans

Our condensed financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As presented in the financial statements, we incurred a net loss of $1,037,045 during the six months ended June 30, 2016, and losses are expected to continue in the near term. The accumulated deficit is $21,349,181 at June 30, 2016. Refer to Note 5 for our discussion of stockholder deficit. We have been funding our operations through private loans and the sale of common stock in private placement transactions. Refer to Note 4 and Note 5 in the condensed financial statements for our discussion of notes payable and shares issued, respectively. Our cash resources are insufficient to meet our planned business objectives without additional financing. These and other factors raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of our company to continue as a going concern.

Management anticipates that significant additional expenditures will be necessary to develop and expand our business before significant positive operating cash flows can be achieved. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to ultimately achieve sustainable revenues and profitable operations. At June 30, 2016, we had $106,912 of cash on hand. These funds are insufficient to complete our business plan and as a consequence, we will need to seek additional funds, primarily through the issuance of debt or equity securities for cash to operate our business. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to us. Even if we are able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing or cause substantial dilution for our stock holders, in case or equity financing.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations for the next twelve months and beyond. These steps include (a) raising additional capital and/or obtaining financing; (b) controlling overhead and expenses; and (c) executing material sales or research contracts. There can be no assurance that the Company can successfully accomplish these steps and it is uncertain that the Company will achieve a profitable level of operations and obtain additional financing. There can be no assurance that any additional financing will be available to the Company on satisfactory terms and conditions, if at all. As of the date of this Report, we have not entered into any formal agreements regarding the above.

In the event the Company is unable to continue as a going concern, the Company may elect or be required to seek protection from its creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.

Presently, due to the lack of revenues and profitability we are not able to meet our operating and capital expenses. The success of our ability to continue as a going concern is dependent upon raising additional capital and/or financing, of which there can be no guarantee, and maintaining a break even or profitable level of operations. We have incurred operating losses since inception, and this is likely to continue in the near future.

The financial requirements of our Company will be dependent upon the financial support through credit facilities and additional sales of our equity securities. There can be no assurance, however, that such financing will be available or, if it is available, that we will be able to structure such financing on terms acceptable to us and that it will be sufficient to fund our cash requirements until we can reach a level of profitable operations and positive cash flows. If we are unable to obtain the financing necessary to support our operations, we may be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

The downturn in the United States stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our shares of common stock or the debt securities may cause us to be subject to restrictive covenants. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek additional financing. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Cash, total current assets, total assets, total current liabilities and total liabilities as of June 30, 2016 as compared to December 31, 2015, were as follows:

	June 30, 2016	December 31, 2015
Cash	$106,912	$238,188
Prepaid Expenses	$2,398	$645
Total current assets	$109,310	$238,833
Total assets	$167,043	$304,937
Total current liabilities	$2,532,446	$2,201,873
Total liabilities	$2,532,446	$2,201,873

 At June 30, 2016, we had a working capital deficit of $2,423,136, compared to a working capital deficit of $1,963,040 at December 31, 2015. Current liabilities increased to $2,532,446 at June 30, 2016 from $2,201,873 at December 31, 2015, primarily as a result of accounts payable and accrued compensation.

For the six months ended June 30, 2016, net cash used in operations of $606,276 was the result of a net loss of $1,037,045 offset by depreciation expense of $8,371, gain on forgiveness of debt of $5,704, warrants issued to related parties of $143,282, increase in prepaid expenses of $1,753, an increase of accrued expenses and other payables-related party of $261,780 and an increase in accounts payable of $24,791. For the six months ended June 30, 2015, net cash used in operations of $502,930 was the result of a net loss of $1,384,429 offset by depreciation expense of $6,931, gain on forgiveness of debt of $9,679, loss on disposal of fixed assets of $953, warrants issued to related parties of $79,789, warrants issued to consultants of $590,335 an increase of accrued expenses and other payables-related party of $178,699 and an increase in accounts payable of $34,471.

Our investing activities were $0 and $39,278 for the six months ended June 30, 2016 and June 30, 2015, respectively. Our investing activities for the six months ended June 30, 2016 and 2015 are attributable to purchases of fixed assets.

Our financing activities resulted in a cash inflow of $475,000 for the six months ended June 30, 2016, which is represented by $425,000 proceeds from issuance of common stock and $50,000 proceeds from shareholder note payable. Our financing activities resulted in cash inflow of $150,000 for the six months ended June 30, 2015, which is represented by $150,000 proceeds from issuance of common stock.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies and Estimates

Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015, for disclosures regarding the Company's critical accounting policies and estimates, as well as updates further disclosed in our interim financial statements as described in this Form 10-Q.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of our fiscal quarter ended June 30, 2016, we carried out an evaluation, under the supervision and with the participation of management, including our chief executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based upon those evaluations, management concluded that our disclosure controls and procedures were not effective as of June 30, 2016, to cause the information required to be disclosed by us in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods prescribed by SEC, and that such information is accumulated and communicated to management, including our chief executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Going forward from this filing, the Company intends to work on re-establishing and maintaining disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are designed to be effective in providing reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to our management to allow timely decisions regarding required disclosure.

In designing and evaluating disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute assurance of achieving the desired objectives. Also, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. The design of any system of controls is based, in part, upon certain assumptions about the likelihood of future events and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions.

Changes in Internal Control over Financial Reporting

During the quarter covered by this Report, there were no changes in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting. No remediation has been made in this quarter since, as we stated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, we have not yet commercialized a recombinant fiber and, therefore do not yet have sufficient cash flow to carry out our remediation plans.

Part II – Other Information

Item 1. Legal Proceedings

From time to time, the Company may become a party to litigation or other legal proceedings that it considers to be a part of the ordinary course of its business. To the best of our knowledge, the Company is not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations; however, the Company may become involved in material legal proceedings in the future.

Item 1A. Risk Factors

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and, as such, are not required to provide the information under this item. Please refer to Amendment No. 5 to our Registration Statement on Form S-1 filed with the SEC on May 15, 2015 under Risk Factors.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Information on any and all equity securities we have sold during the period covered by this Report that were not registered under the Securities Act of 1933, as amended is set forth below:

On February 16, 2016 the Company issued 5,630,631 shares of common stock for $100,000 ($0.018/share).

On March 29, 2016 the Company issued 5,411,255 shares of common stock for $100,000 ($0.018/share).

On April 25, 2016 the Company issued 5,952,381 share of common stock for $100,000 ($0.017/share).

On June 28, 2016 the Company issued 7,812,500 share of common stock for $125,000 ($0.016/share).

On July 26, 2016 the Company issued 6,028,939 share of common stock for $150,000 ($0.025/share).

All of the transactions listed above were made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(a)(2) of the Securities Act for sales not involving a public offering or Rule 506(b) of Regulation D promulgated by the SEC. The securities issued have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3. Defaults upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

(a)	Not applicable.
(b)	Not applicable.

ITEM 6. EXHIBITS

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Articles of Amendment (2)
3.3	Articles of Amendment, filed with the Wyoming Secretary of State on November 15, 2013 (3)
3.4	Articles of Amendment, filed with the Wyoming Secretary of State on December 17, 2013 (4)
3.5	Bylaws(1)
4.1	Form of Warrant issued Mr. Jonathan R. Rice (5)
10.1	Employment Agreement between Mr. Jonathan Rice and the Company (6)
31.1	Certification of the Chief Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)
31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (filed herewith)
32.1	Certification of the Principal Executive Officer and Principal Financial Officer pursuant to U.S.C. Section 1350 As adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith)
32.2	Certification of the Principal Financial Officer pursuant to U.S.C. Section 1350 As adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (filed herewith)
101.INS	XBRL Instance Document (filed herewith)
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

1.	Incorporated by reference to our Registration Statement on Form SB-2 (Reg. No. 333-146316) filed with the SEC on September 26, 2007
2.	Incorporated by reference to our Registration Statement on Form S-1 (Reg. No. 333-162316) filed with the SEC on October 2, 2009
3.	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on November 22, 2013
4.	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on December 19, 2013

5.	Incorporated by reference to our Annual Report on Form 10-K filed with the SEC on March 30, 2016
6.	Incorporated by reference to our Current Report on Form 8-K filed with the SEC on January 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized

Kraig Biocraft Laboratories, Inc.
(Registrant)

Date: August 12, 2016	By:	/s/ Kim Thompson
Kim Thompson
President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)